Exhibit (b)

BY-LAWS

OF

RJ PRIVATE CREDIT INCOME FUND

(a Delaware Statutory Trust)

adopted August 26, 2025

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ii

ARTICLE I.

AGREEMENT AND DECLARATION OF TRUST; DEFINITIONS

The terms “By-Laws,” “1940 Act,” “Delaware Act,” “Shareholder,” “Shares,” “Trust,” “Trustees,” and “Trust Property,” have the meanings given them in the Second Amended and Restated Agreement and Declaration of Trust (the “Declaration”) of RJ Private Credit Income Fund dated August 26, 2025, as amended from time to time. These By-Laws shall be subject to the Declaration.

ARTICLE II.

OFFICES AND SEAL

Section 2.1. Principal Office. The principal office of the Trust shall be located in 780 Carillon Parkway, St. Petersburg, Florida 33716. The Trustees shall fix and, from time to time, may change the location of the principal executive office of the Trust at any place within or outside the State of Delaware.

Section 2.2. Other Offices. The Trust may establish and maintain such other offices and places of business within or without the State of Delaware as the Trustees may from time to time determine. The Trustees may at any time establish branch or subordinate offices at any place or places where the Trust intends to do business.

ARTICLE III.

SHAREHOLDERS

Section 3.1. Meetings. No annual meetings of the Shareholders are required to be held. A Shareholders’ meeting for the election of Trustees and the transaction of other proper business may be held when authorized or required by the Declaration.

Section 3.2. Place of Meeting. All Shareholders’ meetings shall be held at such place within or without the State of Delaware, or virtually, as the Trustees shall designate. Meetings of Shareholders shall be held at any place designated by the Trustees. In the absence of any such designation, Shareholders’ meetings shall be held at the principal executive office of the Trust.

Section 3.3. Notice of Meetings. Notice of all Shareholders’ meetings, stating the time, place and purpose of the meeting, shall be given by the Secretary or an Assistant Secretary of the Trust by mail or, to the extent permitted by law, by electronic mail (“e-mail”) or other electronic transmission, as defined in the Delaware Act, to each Shareholder entitled to notice of and to vote at such meeting at his or her address of record on the register of the Trust or e-mail address or other address for electronic transmissions, if available. If no such address appears on the Trust’s books or is given, notice shall be deemed to have been given if sent to that Shareholder by mail or, to the extent permitted by law, by e-mail or other electronic transmission, as defined in the Delaware Act, to the Trust’s principal office. Such notice shall be given at least ten (10) days and not more than one hundred and twenty (120) days before the meeting. Such notice shall be deemed to be given when deposited in the United States mail, with postage thereon prepaid, or sent by e-mail or other electronic transmission, as applicable. Any adjourned meeting may be held as adjourned without further notice. No notice need be given (a) to any Shareholder if a written waiver of notice, executed before or after the meeting by such Shareholder or his or her attorney thereunto duly authorized, is filed with the records of the meeting, or (b) to any Shareholder who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. A waiver of notice need not specify the purposes of the meeting.

Section 3.4. Organization and Conduct. Every meeting of Shareholders shall be conducted by an individual appointed by the Board of Trustees of the Trust (the “Board”) or, in the absence of such appointment or appointed individual, by the Chair of the Board or, in the case of a vacancy in the office or absence of the Chair of the Board, by one of the following individuals present at the meeting in the following order: the Chief Executive Officer, the President, the Secretary of the Trust, Chief Compliance Officer and the Treasurer. The Secretary of the Trust or, in the case of a vacancy in the office or absence of the Secretary of the Trust, an individual appointed by the Board or the Chair of the Board shall act as Secretary of the Trust. In the event that the Secretary of the Trust presides at a meeting of Shareholders, an individual appointed by the Board or the Chair of the Board, shall record the minutes of the meeting. Even if present at the meeting, the person holding the office named herein may delegate to another person the power to act as chair or secretary of the meeting. The order of business and all other matters of procedure at any meeting of Shareholders shall be determined by the chair of the meeting. The chair of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chair of the meeting and without any action by the Shareholders, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance or participation at the meeting to Shareholders of record of the Trust, their duly authorized proxies and such other individuals as the chair of the meeting may determine; (c) recognizing speakers at the meeting and determining when and for how long speakers and any individual speaker may address the meeting; (d) determining when and for how long the polls should be opened and when the polls should be closed and when announcement of the results should be made; (e) maintaining order and security at the meeting; (f) removing any Shareholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chair of the meeting; (g) concluding a meeting or recessing or adjourning the meeting, whether or not a quorum is present, to a later date and time and at a place either (i) announced at the meeting or (ii) provided at a future time through means announced at the meeting; and (h) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chair of the meeting, meetings of Shareholders shall not be required to be held in accordance with any rules of parliamentary procedure.

Section 3.5. Shareholders Entitled to Vote. If, pursuant to Section 3.10 hereof, a record date has been fixed for the determination of Shareholders entitled to notice of and to vote at any Shareholders’ meeting, each Shareholder of the Trust entitled to vote in accordance with the applicable provisions of the Declaration, shall be entitled to vote, in person or by proxy, each Share or fraction thereof standing in his or her name on the register of the Trust on such record date. If the Declaration or the 1940 Act requires that Shares be voted by series or class, each Shareholder shall only be entitled to vote, in person or by proxy, each Share or fraction thereof of such series or class standing in his or her name on the register of the Trust on such record date. If no record date has been fixed for the determination of Shareholders entitled to notice of and to vote at a Shareholders’ meeting, such record date shall be at the close of business on the day on which notice of the meeting is mailed or sent by e-mail or other electronic transmission, as applicable, or, if notice is waived by all Shareholders, at the close of business on the tenth day next preceding the day on which the meeting is held.

Section 3.6. Quorum. Except as otherwise provided in the Declaration, these By-Laws, or by resolution of the Trustees, the presence at any Shareholders’ meeting, in person or by proxy, of Shareholders entitled to cast one-third (33 1/3%) of the votes thereat shall be a quorum for the transaction of business, unless applicable law requires a different number.

Section 3.7. Adjournment. Any meeting of Shareholders, whether or not a quorum is present, may be adjourned or postponed by, or upon the authority of, the chair of the meeting or the Trustees to another date and time. Any adjourned or postponed session or sessions may be held, within a reasonable time after the date set for the original meeting as determined by, or upon the authority of, the Trustees in their sole discretion without the necessity of further notice.

Section 3.8. Proxies. Shares may be voted in person or by proxy. Any Shareholder may give authorization by telephone, facsimile, or by electronic transmission for another person to execute his or her proxy. When any Share is held jointly by several persons, any one of them may vote at any meeting, in person or by proxy, in respect of such Share unless at or prior to exercise of the vote, the Trustees receive a specific written notice to the contrary from any one of them. If more than one such joint owners shall be present at such meeting, in person or by proxy, and such joint owners or their proxies so present disagree as to any vote cast, such vote shall not be received in respect of such Share. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. Unless otherwise specifically limited by their terms, proxies shall entitle the holder thereof to vote at any adjournment of a meeting.

Section 3.9. Inspection of Records and Reports. Section 10.8 of the Declaration shall replace and restrict any default rights that a Shareholder might otherwise be entitled to under Section 3819 of the Delaware Act or otherwise.

Section 3.10. Record Dates. The Trustees may fix in advance a date as a record date for the purpose of determining the Shareholders who are entitled to notice of and to vote at any meeting or any adjournment thereof, or to express consent in writing (including by electronic transmission) without a meeting to any action of the Trustees, or who shall receive payment of any dividend or of any other distribution, or for the purpose of any other lawful action, provided that such record date shall be not more than 120 days before the date on which the particular action requiring such determination of Shareholders is to be taken. In such case, subject to the provisions of Section 3.5, each eligible Shareholder of record on such record date shall be entitled to notice of, and to vote at, such meeting or adjournment, or to express such consent, or to receive payment of such dividend or distribution or to take such other action, as the case may be, notwithstanding any transfer of Shares on the register of the Trust after the record date.

Section 3.11. Inspectors. The Board or the Chair of the Board may appoint, before or at the meeting, one or more inspectors for the meeting and any successor to the inspector. Except as otherwise provided by the Chair of the Board, the inspectors, if any, shall (i) determine the number of shares of beneficial interest represented at the meeting, in person or by proxy, and the validity and effect of proxies, (ii) receive and tabulate all votes, ballots or consents, (iii) report such tabulation to the Chair of the Board, (iv) hear and determine all challenges and questions arising in connection with the right to vote, and (v) do such acts as are proper to fairly conduct the election or vote. Each such report shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 3.12. Advance Notice of Shareholder Nominees for Trustee and Other Shareholder Proposals.

(a) Meetings of Shareholders. Only such business shall be conducted at a meeting of Shareholders as shall have been brought before the meeting pursuant to the Trust’s notice of meeting. Except as contemplated by and in accordance with the next two sentences of this Section 3.12(a), no Shareholder may nominate an individual for election to the Board. Nominations of individuals for election to the Board may be made at a meeting of Shareholders at which Trustees are to be elected only (1) by or at the direction of the Board or (2) provided that the meeting has been called in accordance with Section 3.1 of this Article III for the purpose of electing Trustees, by any Shareholder who is a shareholder of record at the record date set by the Board for the purpose of determining Shareholders entitled to vote at the meeting, at the time of the giving of the notice provided for in this Section 3.12 and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in this Section 3.12. In the event the Trust calls a meeting of Shareholders for the purpose of electing one or more individuals to the Board, any Shareholder may nominate an individual or individuals (as the case may be) for election as a Trustee as specified in the Trust’s notice of meeting, if the Shareholder’s notice, containing the information required by paragraphs (2) and (3) of this Section 3.12(a), is delivered to the Secretary of the Trust at the principal executive office of the Trust not earlier than the 120th day prior to such meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to such meeting or the tenth day following the day on which public announcement is first made of the date of the meeting and of the nominees proposed by the Board to be elected at such meeting. The public announcement of a postponement or adjournment of a meeting shall not commence a new time period for the giving of a Shareholder’s notice as described above.

(1) Such shareholder’s notice shall set forth:

(i) as to each individual whom the Shareholder proposes to nominate for election or reelection as a Trustee (each, a “Proposed Nominee”) and any person who has a Disclosable Relationship1 with such Proposed Nominee (each, a “Shareholder Associated Person”):

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A “Disclosable Relationship” with respect to another person means (A) the existence at any time during the current calendar year or at any time within the two most recently completed calendar years of any agreement, arrangement, understanding (whether written or oral) or practice, including the sharing of information, decisions or actions, of a person with such other person with respect to the Trust or shares, (B) the beneficial ownership of securities of any person known by such person to beneficially own shares and of which such person knows such other person also beneficially owns any securities, (C) sharing beneficial ownership of any securities with such other person, (D) being an immediate family member of such other person, (E) the existence at any time during the current calendar year or at any time within the two most recently completed calendar years of a material business or professional relationship with such other person or with any person of which such other person of which such other person that, directly or indirectly, owns, controls, or holds with the power to vote 5% or more of the outstanding shares of the Trust, officer, director, trustee, general partner, manager, managing member or employee or (F) directly or indirectly through one or more intermediate entities, controlling, being controlled by or being under common control with such other person.

(A) all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a Trustee in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(B) the principal occupation or employment of such Proposed Nominee during the past five years;

(C) other directorships, trusteeships or comparable positions held during the past five years;

(D) such person’s written consent to being named as a nominee and to serving as a Trustee if elected;

(E) a representation as to whether such Proposed Nominee is an “interested person” of the Trust, as defined in the 1940 Act, and information regarding such individual that is sufficient, in the discretion of the Board or any authorized officer of the Trust, to make such determination;

(F) a representation as to whether such Proposed Nominee meets all applicable legal requirements relevant to service as a Trustee, including, but not limited to, the rules adopted by the principal listing exchange (if any) upon which shares are listed, Rule 10A-3 under the Exchange Act, Article 2-01 of Regulation S- X under the Exchange Act (17 C.F.R. § 210.2-01) (with respect to the Trust’s independent registered public accounting firm) and any other criteria established by the 1940 Act related to service as a director/trustee of a management investment company or the permitted composition of the board of directors/trustees of a management investment company, together with information regarding such individual that is sufficient, in the discretion of the Board or any committee thereof, to examine such representation;

(G) a description of all agreements, arrangements, or understandings (whether written or oral) between such Proposed Nominee or any Shareholder Associated Person of such Proposed Nominee and the nominating shareholder or any Shareholder Associated Person of such nominating shareholder related to such nomination, including with respect to the voting of any matters to come before the Board or any anticipated benefit therefrom to the Proposed Nominee of any Shareholder Associated Person of such Proposed Nominee;

(H) a representation that the Proposed Nominee is not, and will not become, a party to any agreement, arrangement or understanding with any person or entity other than the Trust in connection with service or action as a Trustee that has not been disclosed to the Trust;

(ii) as to the Shareholder giving the notice, any Proposed Nominee and any Shareholder Associated Person:

(A) the class, series and number of all shares of beneficial interest or other securities of the Trust or any affiliate thereof (collectively, the “Trust Securities”), if any, which are owned (beneficially or of record) by such Shareholder, Proposed Nominee or Shareholder Associated Person, the date on which each such Trust Security was acquired and the investment intent of such acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such shares of beneficial interest or other security) in any Trust Securities of any such person;

(B) the nominee holder for, and number of, any Trust Securities owned beneficially but not of record by such Shareholder, Proposed Nominee or Shareholder Associated Person;

(C) a representation whether and the extent to which such Shareholder, Proposed Nominee or Shareholder Associated Person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (I) manage risk or benefit of changes in the price of (x) Trust Securities or (y) any security of any other closed-end investment company (a “Peer Group Company”) for such Shareholder, Proposed Nominee or Shareholder Associated Person or (II) increase or decrease the voting power of such Shareholder, Proposed Nominee or Shareholder Associated Person in the Trust or any affiliate thereof (or, as applicable, in any Peer Group Company) disproportionately to such person’s economic interest in the Trust Securities (or, as applicable, in any Peer Group Company); and

(D) any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Trust), by security holdings or otherwise, of such Shareholder, Proposed Nominee or Shareholder Associated Person, in the Trust or any affiliate thereof, other than an interest arising from the ownership of Trust Securities where such Shareholder, Proposed Nominee or Shareholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

(iii) as to the Shareholder giving the notice, any Shareholder Associated Person with an interest or ownership referred to in clause (ii) of this paragraph (2) of this Section 3.12(a) and any Proposed Nominee:

(A) the name and address of such Shareholder, as they appear on the Trust’s share ledger, and the current name and address, if different, of each such Shareholder Associated Person and any Proposed Nominee; and

(B) the investment strategy or objective, if any, of such Shareholder and each such Shareholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such Shareholder and each such Shareholder Associated Person;

(iv) the name and address of any person who contacted or was contacted by the Shareholder giving the notice or any Shareholder Associated Person about the Proposed Nominee or other business proposal; and

(v) to the extent known by the Shareholder giving the notice, the name and address of any other Shareholder supporting the nominee for election or reelection as a Trustee or the proposal of other business on the date of such Shareholder’s notice.

(2) Such Shareholder’s notice shall, with respect to any Proposed Nominee, be accompanied by a written undertaking executed by the Proposed Nominee (i) that such Proposed Nominee (A) is not, and will not become, a party to any agreement, arrangement or understanding with any person or entity other than the Trust in connection with service or action as a Trustee that has not been disclosed to the Trust and (B) will serve as a Trustee if elected; and (ii) attaching a completed Proposed Nominee questionnaire (which questionnaire shall be provided by the Trust, upon request by the Shareholder providing the notice, and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a Trustee in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act, or would be required pursuant to the rules of any national securities exchange on which any securities of the Trust are listed (or over-the-counter market on which any securities of the Trust are traded).

(b) General. If information submitted pursuant to this Section 3.12 by any Shareholder proposing a nominee for election as a Trustee or any proposal for other business at a meeting of Shareholders shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 3.12. Any such Shareholder shall notify the Trust of any inaccuracy or change (within two Business Days of becoming aware of such inaccuracy or change) in any such information. Upon written request by the Secretary of the Trust or the Board, any such Shareholder shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), (i) written verification, satisfactory, in the discretion of the Board or any authorized officer of the Trust, to demonstrate the accuracy of any information submitted by the Shareholder pursuant to this Section 3.12, and (ii) a written update of any information (including, if requested by the Trust, written confirmation by such Shareholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the Shareholder pursuant to this Section 3.12 as of an earlier date. If a Shareholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 3.12.

(1) Only such individuals who are nominated in accordance with this Section 3.12 shall be eligible for election by Shareholders as Trustees, and only such business shall be conducted at a meeting of Shareholders as shall have been brought before the meeting in accordance with this Section 3.12. The Chair of the Board shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 3.12.

(2) For purposes of this Section 3.12, “public announcement” shall mean disclosure (i) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (ii) in a document publicly filed by the Trust with the Commission pursuant to the Exchange Act or the 1940 Act.

(3) Notwithstanding the foregoing provisions of this Section 3.12, a Shareholder shall also comply with all applicable requirements of state law and of the Exchange Act with respect to the matters set forth in this Section 3.12. Nothing in this Section 3.12 shall be deemed to affect any right of a Shareholder to request inclusion of a proposal in, or the right of the Trust to omit a proposal from, any proxy statement filed by the Trust with the Commission pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in this Section 3.12 shall require disclosure of revocable proxies received by the Shareholder or Shareholder Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule 14A by such Shareholder or Shareholder Associated Person under Section 14(a) of the Exchange Act.

(4) Notwithstanding anything in these By-Laws to the contrary, except as otherwise determined by the Chair of the Board, if the Shareholder(s) giving notice as provided for in this Section 3.12 or Section 3.3 do not appear in person or by proxy at such meeting to present each nominee for election as a Trustee or the proposed business, as applicable, such matter shall not be considered at the meeting.

ARTICLE IV.

MEETINGS OF TRUSTEES

Section 4.1. Regular Meetings. The Trustees from time to time shall provide by resolution for the holding of regular meetings for the election of officers and the transaction of other proper business and shall fix the place and time for such meetings to be held within or without the State of Delaware or by means of a video conference, conference telephone or other means if all individuals participating can hear each other at the same time.

Section 4.2. Special Meetings. Special meetings of the Trustees shall be held whenever called by the Chair of the Board, the Chief Executive Officer (or, in the absence or disability of the Chief Executive Officer, by the President or any Vice President), the President (or, in the absence or disability of the President, by any Vice President), the Chief Financial Officer, the Secretary or two or more Trustees, at the time and place within or without the State of Delaware, or by means of a video conference, conference telephone or other means if all individuals participating can hear each other at the same time, as specified in the respective notices or waivers of notice of such meetings.

Section 4.3. Notice. No notice of regular meetings of the Trustees shall be required except as required by the 1940 Act. Notice of each special meeting shall be mailed to each Trustee, at the Trustee’s residence or usual place of business, at least two (2) days before the day of the meeting, or shall be directed to the Trustee at such place by telegraph, telecopy or cable, or shall be sent to the Trustee’s usual or last known e-mail address or other address for electronic transmissions by e-mail or other electronic transmission, as applicable, or be delivered to the Trustee personally, at least twenty-four hours before the meeting. Every such notice shall state the time and place of the meeting but need not state the purposes thereof, except as otherwise expressly provided by these By-Laws or by statute. No notice of adjournment of a meeting of the Trustees to another time or place need be given if such time and place are announced at such meeting.

Section 4.4. Waiver of Notice. Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by him or her before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. A waiver of notice need not specify the purposes of the meeting.

Section 4.5. Adjournment and Voting. At all meetings of the Trustees, a majority of the Trustees present, whether or not constituting a quorum, may adjourn the meeting, from time to time. The action of a majority of the Trustees present at a meeting at which a quorum is present shall be the action of the Trustees unless the concurrence of a greater proportion is required for such action by law, by the Declaration or by these By-Laws.

Section 4.6. Compensation. Each Trustee may receive such remuneration for his or her services as such as shall be fixed from time to time by resolution of the Trustees.

Section 4.7. Quorum. A majority of the Trustees present at a meeting shall constitute a quorum for the transaction of business, but in no case shall a quorum be less than two Trustees.

Section 4.8. Action Without a Meeting. Pursuant to the applicable provisions of the Declaration and Section 3806 of the Delaware Act, the Trustees may take any action required or permitted to be taken at any meeting of the Trustees or by any committee thereof without a meeting, if (i) a consent thereto is given in writing (including by electronic transmission) by a majority of the Trustees or Members of such committee, as the case may be, and (ii) such consent is filed with the records of the meetings. Consistent with the Declaration and Section 3806 of the Delaware Act, a consent given by electronic transmission by a Trustee or by a person or persons authorized to act for a Trustee shall be deemed to be written and signed.

ARTICLE V.

COMMITTEES

Section 5.1. Committees of Trustees. The Trustees may by resolution designate one or more committees, each consisting of two (2) or more Trustees, to serve at the pleasure of the Trustees. The Trustees may designate one or more Trustees as alternate members of any committee who may replace any absent member at any meeting of the committee. Any committee to the extent provided in the resolution of the Trustee, shall have the authority of the Trustees, except with respect to:

(a) the approval of any action which under applicable law requires approval by a majority of the entire authorized number of Trustees or certain Trustees;

(b) the filling of vacancies of Trustees;

(c) the fixing of compensation of the Trustees for services generally or as a member of any committee;

(d) the amendment or termination of the Declaration or any Series or Class or amendment of the By-Laws or the adoption of new By-Laws;

(e) the amendment or repeal of any resolution of the Trustees which by its express terms is not so amendable or repealable;

(f) a distribution to the Shareholders of the Trust, except at a rate or in a periodic amount or within a designated range determined by the Trustees; or

(g) the appointment of any other committees of the Trustees or the members of such new committees.

Section 5.2. Meetings and Action of Committees. Meetings and action of committees shall be governed by and held and taken in accordance with the provisions of Article IV of these By-Laws, with such changes in the context thereof as are necessary to substitute the committee and its members for the Trustees generally, except that the time of regular meetings of committees may be determined either by resolution of the Trustees or by resolution of the committee. Special meetings of committees may also be called by resolution of the Trustees. Alternate members shall be given notice of meetings of committees and shall have the right to attend all meetings of committees. The Trustees may adopt rules for the governance of any committee not inconsistent with the provisions of these By-Laws.

ARTICLE VI.

CHAIR OF THE BOARD; OFFICERS

Section 6.1. General. The Board shall designate a Chair of the Board. The position of Chair of the Board shall not be that of an officer of the Trust. The designated officers of the Trust shall be a Chief Executive Officer, a President, a Secretary, a Treasurer and may include one or more Vice Presidents (one or more of whom may be Executive Vice Presidents), one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Section 6.11 of this Article VI.

Section 6.2. Election, Term of Office and Qualifications. The Chair of the Board and the designated officers of the Trust (except those appointed pursuant to Section 6.11) shall be elected by the Trustees at any regular or special meeting of the Trustees. Except as provided in Sections 6.3 and 6.4 of this Article VI, the Chair of the Board and the officers elected by the Trustees each shall hold office until their respective successors shall have been chosen and qualified. Any two such positions may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument be required by law, the Declaration or these By- Laws to be executed, acknowledged or verified by any two or more officers. Any Trustee or officer may be but need not be a Shareholder of the Trust.

Section 6.3. Resignations and Removals. The Chair of the Board or any officer may resign his or her position at any time by delivering a written resignation to the Trustees, the Chief Executive Officer, President, the Secretary or any Assistant Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any person may be removed from such position with or without cause by the vote of a majority of the Trustees at any regular meeting or any special meeting. Except to the extent expressly provided in a written agreement with the Trust, no person resigning and no person removed shall have any right to any compensation for any period following his or her resignation or removal or any right to damages on account of such removal.

Section 6.4. Vacancies and Newly Created Offices. If any vacancy shall occur in any office by reason of death, resignation, removal, disqualification or other cause, or if any new office shall be created, such vacancies or newly created offices may be filled by the Trustees at any regular or special meeting or, in the case of any office created pursuant to Section 6.11 of this Article VI, by any officer upon whom such power shall have been conferred by the Trustees.

Section 6.5. Chair of the Board. The Chair of the Board (or, in the absence of the Chair of the Board any other Trustee) shall preside at all meetings of the Trustees and shall be ex officio a member of all committees of the

Trustees, except the Audit Committee, on which he or she may serve as a member if appointed. The Chair of the Board may be the chief executive officer of the Trust. Subject to the supervision of the Trustees, he or she shall have general charge of the business of the Trust, the Trust Property and the officers, employees and agents of the Trust. He or she shall have such other powers and perform such other duties as may be assigned to him or her from time to time by the Trustees.

Section 6.6. Chief Executive Officer. The Trustees shall designate a Chief Executive Officer, which shall serve as the principal executive officer of the Trust. In the event of a vacancy, the President shall be the Chief Executive Officer of the Trust. The Chief Executive Officer shall have general responsibility for implementation of the policies of the Trust, as determined by the Trustees, and for the management of the business and affairs of the Trust. The Chief Executive Officer shall have power in the name and on behalf of the Trust to execute any and all loans, documents, contracts, agreements, deeds, mortgages, registration statements, applications, requests, filings and other instruments in writing, and to employ and discharge employees and agents of the Trust, except in cases where the execution thereof shall be expressly delegated by the Trustees or by these By-Laws to some other officer or agent of the Trust or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Trustees from time to time.

Section 6.7. President and Vice Presidents. In the absence of a Chief Executive Officer, the President, subject to the control of the Trustees, shall have general supervision, direction and control of the business of the Trust and of its employees and shall exercise such general powers of management as are usually vested in the office of President of a corporation. If the Trust has a Chief Executive Officer, the President shall have the following responsibilities, as well as any responsibilities of the Chief Executive Officer delegated to the President. Subject to direction of the Trustees, the President shall have power in the name and on behalf of the Trust to execute any and all loans, documents, contracts, agreements, deeds, mortgages, registration statements, applications, requests, filings and other instruments in writing, and to employ and discharge employees and agents of the Trust. Unless otherwise directed by the Trustees, the President shall have full authority and power, on behalf of all of the Trustees, to attend and to act and to vote, on behalf of the Trust at any meetings of business organizations in which the Trust holds an interest, or to confer such powers upon any other persons, by executing any proxies duly authorizing such persons. The President shall have such further authorities and duties as the Trustees shall from time to time determine. In the absence or disability of the President, the Vice-Presidents in order of their rank as fixed by the Trustees or, if more than one and not ranked, the Vice-President designated by the Trustees, shall perform all of the duties of the President, and when so acting shall have all the powers of and be subject to all of the restrictions upon the President. Subject to the direction of the Trustees, and of the President, each Vice-President shall have the power in the name and on behalf of the Trust to execute any and all instruments in writing, and, in addition, shall have such other duties and powers as shall be designated from time to time by the Trustees or by the President.

Section 6.8. Chief Financial Officer, Treasurer and Assistant Treasurers. The Chief Financial Officer shall be the principal financial and accounting officer of the Trust and shall have general charge of the finances and books of account of the Trust. Except as otherwise provided by the Trustees, he or she shall have general supervision of the funds and property of the Trust and of the performance by the custodian of its functions. The Chief Financial Officer shall render a statement of condition of the finances of the Trust to the Trustees as often as they shall require the same and he or she shall in general perform all the duties incident to the office of the Chief Financial Officer and such other duties as from time to time may be assigned to him or her by the Trustees.

The Treasurer or any Assistant Treasurer may perform such duties of the Chief Financial Officer as the Chief Financial Officer or the Trustees may assign. In the absence of the Chief Financial Officer, the Treasurer may perform all duties of the Chief Financial Officer. In the absence of the Chief Financial Officer and the Treasurer, any Assistant Treasurer may perform all duties of the Chief Financial Officer.

Section 6.9. Chief Compliance Officer. Subject to the ultimate control of the Trust by the Trustees, the Chief Compliance Officer of the Trust shall be responsible for the design, oversight and periodic review of the Trust’s procedures for compliance with applicable Federal securities laws. The designation, compensation and removal of the Chief Compliance Officer shall be subject to approval by the Trustees as contemplated by Rule 38a-1 under the Investment Company Act of 1940. The Chief Compliance Officer shall have other powers and perform such other duties as may be prescribed by the Trustees (collectively or by the Chair), the Chief Executive Officer or by these By-Laws.

Section 6.10. Secretary and Assistant Secretaries. The Secretary shall attend to the giving and serving of all notices of the Trust and shall record all proceedings of the meetings of the Shareholders and Trustees in one or more books to be kept for that purpose. He or she shall keep in safe custody the seal of the Trust, and shall have charge of the records of the Trust, including the register of Shares and such other books and papers as the Trustees may direct and such books, reports, certificates and other documents required by law to be kept, all of which shall at all reasonable times be open to inspection by any Trustee. He or she shall perform such other duties as appertain to his or her office or as may be required by the Trustees.

Any Assistant Secretary may perform such duties of the Secretary as the Secretary or the Trustees may assign, and, in the absence of the Secretary, he or she may perform all the duties of the Secretary.

Section 6.11. Subordinate Officers. The Trustees from time to time may appoint such other subordinate officers or agents as they may deem advisable, each of whom shall have such title, hold office for such period, have such authority and perform such duties as the Trustees may determine. The Trustees from time to time may delegate to one or more of the Chair of the Board, officers or agents the power to appoint any such subordinate officers or agents and to prescribe their respective rights, terms of office, authorities and duties.

ARTICLE VII.

EXECUTION OF INSTRUMENTS; VOTING OF SECURITIES

Section 7.1. Execution of Instruments. All deeds, documents, transfers, contracts, agreements, requisitions, orders, promissory notes, assignments, endorsements, checks and drafts for the payment of money by the Trust, and any other instruments requiring execution either in the name of the Trust or the names of the Trustees or otherwise may be signed by the Chair, the Chief Executive Officer, the President, a Vice President or the Secretary and by the Chief Financial Officer, Treasurer or an Assistant Treasurer, or as the Trustees may otherwise, from time to time, authorize, provided that instructions in connection with the execution of portfolio securities transactions may be signed by one such person. Any such authorization may be general or confined to specific instances.

Section 7.2. Voting of Securities. Unless otherwise ordered by the Trustees, the Chair, the Chief Executive Officer, the President or any Vice President shall have full power and authority on behalf of the Trustees to attend and to act and to vote, or in the name of the Trustees to execute proxies to vote, at any meeting of stockholders of any company in which the Trust may hold stock. At any such meeting such person shall possess and may exercise (in person or by proxy) any and all rights, powers and privileges incident to the ownership of such stock. The Trustees may by resolution from time to time confer like powers upon any other person or persons.

ARTICLE VIII.

FISCAL YEAR; ACCOUNTANTS

Section 8.1. Fiscal Year. The fiscal year of the Trust shall be established, re-established or changed from time- to-time by resolution of the Trustees.

Section 8.2. Accountants.

(a) The Trustees shall employ a public accountant or a firm of independent public accountants as their accountant to examine the accounts of the Trust and to sign and certify at least annually financial statements filed by the Trust. The accountant’s certificates and reports shall be addressed both to the Trustees and to the Shareholders.

(b) Any vacancy occurring due to the death or resignation of the accountant may be filled at a meeting called for the purpose by the vote, cast in person, of a majority of those Trustees who are not Interested Persons of the Trust.

ARTICLE IX.

AMENDMENTS; COMPLIANCE WITH 1940 ACT; ENFORCEABILITY

Section 9.1. Amendments. These By-Laws may be amended or repealed, in whole or in part, by a majority of the Trustees then in office at any meeting of the Trustees, or by one or more writings signed by such a majority.

Section 9.2. Compliance with 1940 Act. No provision of these By-Laws shall be given effect to the extent inconsistent with the requirements of the 1940 Act.

Section 9.3. Enforceability. If any provision of these By-Laws is found by a court of competent jurisdiction to be invalid or unenforceable for any reason, it is the intent and agreement of the Trustees that the invalidity or unenforceability of any provision of these By-Laws shall not affect the validity or enforceability of any other provision of these By-Laws, and any invalid or unenforceable provision of these By-Laws shall be modified so as to be enforced to the maximum extent of its validity or enforceability.